Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@crailar.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com

CRAILAR TECHNOLOGIES RUNNING PRODUCTION GRADE FIBER AT PAMPLICO

Victoria, B.C. and Portland, Ore. (January 16, 2013) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF) confirmed this week that it has commenced running production grade fiber at its new Pamplico, S.C. manufacturing facility. This followed minor delays at the facility to ensure safety and compliance within the water and fire protection systems in the building, along with customization to communications software that ensures the safe operation of the production line. These adjustments have now been completed.

"We have waited a long time to be in direct control of our production line from the standpoints of fiber quality, integrity, and volume," stated Ken Barker, CEO of CRAiLAR Technologies. "This is an important milestone for us as a company, and the industry as a whole as we execute CRAiLAR Flax Fiber introductions at multiple sectors of retail and industry in 2013."

About CRAiLAR Technologies Inc.
CRAiLAR(R) Technologies Inc., previously Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other best fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns, and Target Corp. for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp. and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.